As filed with the Securities and Exchange Commission on May 6, 2022

Registration No. 333-261946

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-3 TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ASSURE HOLDINGS CORP.

(Exact Name of Registrant as Specified in its Charter)

Nevada	82-2726719
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7887 East Belleview Avenue, Suite 500

Greenwood Village, Colorado 80111

Telephone: (720) 287-3093

(Address, including zip code, and telephone number,

including area code, of principal executive offices)

Corporation Trust Company of Nevada

701 S Carson Street, Suite 200

Carson City, NV 89701

Telephone: (888) 724-9870

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Jason K Brenkert, Esq.

Dorsey & Whitney LLP

1400 Wewatta Street, Suite 400

Denver, Colorado 80202

Telephone: (303) 352-1133

Fax Number: (303) 629-3450

From time to time after the effective date of this registration statement

(Approximate date of commencement of proposed sale to public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.    ☐

 STATEMENT PURSUANT TO RULE 429(b)

This registration statement also acts as post-effective amendment No. 2 to the registrant’s registration statement on Form S-1 (333-251829) related to the resale of up to 6,331,598 shares of common stock, as adjusted from 32,715,404 shares of common stock to reflect the registrant’s 5 to 1 share consolidation in September of 2021, for sale by selling stockholders named therein. The registrant is filing a single prospectus in this registration statement, pursuant to Rule 429 under the Securities Act, in order to satisfy the requirements of the Securities Act for the offering in its Registration Statements on Form S-1 (333-261946) and Form S-1 (333-251829) (collectively the “Prior Registration Statements”). The prospectus in this Registration Statement is a combined prospectus for (i) 5,352,036 shares of common stock remaining for resale under the Form S-1 (333-251829) and (ii) 979,562 shares of common stock remaining for resale under the Form S-1 (333-261946). The combined prospectus in this registration statement constitutes a post-effective amendment to each of the Prior Registration Statements, which shall hereafter become effective concurrently with the effectiveness of this registration statement. The post-effective amendment is being filed by the Registrant to (i) reflect that shares of common stock were previously sold by selling stockholders named in the Prior Registration Statements on Form S-1 (333-251829) and Form S-1 (333-261946), (ii) add its financial statements for the fiscal year ended December 31, 2021 and 2020, (iii) update the related management’s discussion and analysis of financial condition and results of operations and (iv) to reflect recent material events. If any securities previously registered under the Prior Registration Statements are offered and sold before the effective date of this registration statement, the amount of previously registered securities so sold will not be included in the prospectus that is a part of this registration statement.

Pursuant to Rule 416, this Registration Statement also covers additional securities that may be offered as a result of anti-dilution provisions regarding stock splits, stock dividends, or similar transactions relating to the shares of common stock issuable upon exercise of warrants covered by this registration statement.

We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until we will file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement will become effective on such date as the Securities and Exchange Commission, in accordance with Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. Assure Holdings Corp. may not sell the securities until the Registration Statement filed with the Securities and Exchange Commission, of which this prospectus is a part, is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion: Dated May 6, 2022

PRELIMINARY PROSPECTUS

ASSURE HOLDINGS CORP.

SHARES OF COMMON STOCK

This prospectus covers up to 6,331,598 shares of our common stock that may be offered for resale or otherwise disposed of by the selling stockholders set forth under the caption “Selling Stockholders” beginning on page 14 of this prospectus, including their pledges, assignees or successors-in-interest. The 4,057,841 shares of our common stock includes:

•	5,352,036 shares of common stock issued or issuable to such selling stockholders, including 3,271,542 shares of common stock issuable upon the exercise of outstanding warrants, in connection to a private placement consummated on December 1, 2020;

•	979,562 shares of common stock issued or issuable to such selling stockholders in connection to a private placement consummated on November 15, 2021.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. Please see the section entitled “Plan Of Distribution” on page 26 of this prospectus for more information. For a list of the selling stockholders, see the section entitled “Selling Stockholders” on page 17 of this prospectus. We will bear all fees and expenses incident to our obligation to register the shares of common stock..

We will not receive any proceeds from the resale of any of the shares of common stock by the selling stockholders being registered hereby.

Our common stock is listed on the NASDAQ Capital Market (the “NASDAQ”) under the symbol “IONM”. On May 2, 2022, the last reported sale price of our common stock on the Nasdaq was $3.79 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 11 of this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus. You should carefully read and consider these risk factors before you invest in our securities.

We are an "emerging growth company," as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

These securities have not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

PROSPECTUS DATED       , 2022

i

ABOUT THIS PROSPECTUS

The registration statement of which this prospectus forms a part that we have filed with the Securities and Exchange Commission, or SEC, includes and incorporates by reference exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus together with the documents incorporated herein by reference under “Documents Incorporated by Reference” and the additional information described below under “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference in this prospectus and in any free writing prospectus prepared by or on behalf of us. We have not authorized anyone to provide you with information different from, or in addition to, that contained in or incorporated by reference in this prospectus or any related free writing prospectus. This prospectus is an offer to sell only the securities offered hereby but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in or incorporated by reference in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

We are not offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus and any free writing prospectus related to this offering in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

Unless otherwise indicated, any reference to Assure, or as “we”, “us”, or “our” refers to Assure Holdings Corp. and its consolidated subsidiaries (“Assure” or the “Company”).

Unless otherwise specified, all dollar amounts are expressed in United States dollars. All references to “C$” or “Cdn$” refer to Canadian dollars and all references to “common shares” and “shares” refer to the common shares in our capital stock, unless otherwise indicated. All references to the number of common shares and price per common share have been adjusted to reflect the five-for-one reverse stock split effectuated during September 2021.

Assure Holdings Corp., the Assure logo and other trademarks or service marks of Assure appearing in this prospectus are the property of Assure or its subsidiaries. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

As a company with less than $1.07 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other exemptions from requirements that are otherwise applicable to public companies that are not emerging growth companies. These provisions include:

•	reduced disclosure about our executive compensation arrangements;

•	exemptions from non-binding shareholder advisory votes on executive compensation or golden parachute arrangements; and

•	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may, and intend to, take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenues as of the end of a fiscal year, if we are deemed to be a large-accelerated filer under the rules of the SEC or if we issue more than $1.0 billion of non-convertible debt over a three-year period.

ii

PROSPECTUS SUMMARY

The following highlights certain information contained elsewhere in this prospectus. It does not contain all the details concerning the Offering, including information that may be important to you. You should carefully review this entire prospectus including the section entitled “Risk Factors” and documents, including financial statements incorporated herein by reference. See “Documents Incorporated by Reference” and “Where You Can Find More Information.”

Our Business

Overview

Assure is a best-in-class provider of outsourced Intraoperative Neurophysiological Monitoring (“IONM”) and an emerging provider of remote neurology services. The Company delivers a turnkey suite of clinical and operational services to support surgeons and medical facilities during invasive procedures. IONM has been well established as a standard of care and risk mitigation tool for various surgical verticals such as neurosurgery, spine, cardiovascular, orthopedic, ear, nose, and throat (“ENT”), and other surgical procures that place the nervous system at risk. Accredited by The Joint Commission, Assure’s mission is to provide exceptional surgical care and help make invasive surgeries safer. Our strategy focuses on utilizing best of class personnel and partners to deliver outcomes that are beneficial to all stakeholders including patients, surgeons, hospitals, insurers, and shareholders.

During each procedure, Assure provides two types of services, the Technical Component and Professional Component of IONM. Our in-house Interoperative Neurophysiologists (“INP”) provide Technical Component IONM services from the operating room throughout the procedure, while the telehealth-oriented supervising practitioners provide a level of redundancy and risk mitigation in support of the onsite INPs and surgical team. In addition, Assure offers a comprehensive suite of IONM services, including scheduling the INP and supervising practitioner, real time monitoring, patient advocacy and subsequent billing and collecting for services provided.

Historically, the foundation of Assure’s business has been providing the Technical Component of IONM via our INP staff. We employ highly trained INPs, which provide a direct point of contact in the operating room during the surgeries to relay critical information to the surgical team. In our one-to-one model, Assure pairs a surgeon with a team of INPs to promote a level of familiarity, comfort and efficiency between the surgeon and the INP. Each INP has the ability to handle approximately 200 cases annually. Our INPs monitor the surgical procedure using state of the art, commercially available, diagnostic medical equipment. Assure INP’s are certified by a third-party accreditation agency. The success of our service depends upon the timely and successful interpretation of the data signals by our INPs and thereafter to quickly determine if there is a deficiency and the surgical intervention required to positively impact the patient and surgery. Employing this model, Assure has rapidly expanded its operational footprint from a home base in Colorado and increased its number of managed cases from approximately 1,600 in 2017 to approximately 17,400 in 2021.

Beginning in the second quarter of 2021, Assure began executing on its long-term vertical integration plan by expanding into remote neurology services. As a result, Assure began delivering remote neurology services in support of the surgical team and INPs rather than exclusively relying on third- party supervising practitioners as it had previously. Assure is transitioning the Professional Component of its IONM service offering. We currently have supervising practitioners employed and working with surgical teams and our INPs from remote locations. They are utilizing equipment and training to monitor electroencephalographic (“EEG”) and electromyography (“EMG”) and a number of complex modalities during surgical procedures to pre-emptively notify the underlying surgeon of any nerve related issues that are identified.

Remote neurology services is a one-to-many model, and as a result, has a different financial profile than the Technical Component. Supervising practitioners provide remote neurology services from an off-site location and maintain the ability to manage multiple cases simultaneously. As a result, each supervising practitioner has the ability to handle 2,500 or more cases annually. Patient volume for Assure supervising practitioners are plentiful as they are simply consuming the managed cases created by our INPs performing the Technical Component of IONM. In 2021, Assure performed 17,436 total managed cases including managing approximately 2,100 remote neurology cases. The number of remote neurology managed cases is expected to expand significantly as our supervising practitioners’ ramp-up and more are added to the team.

Bringing the Professional Component of IONM in-house generates a number of positives for Assure. First, we will be able to oversee quality of service for providing remote neurology services. This commitment to quality supports our efforts to sign new in-network agreements with insurance payors and facility-wide agreements with hospitals. Second, by bringing the remote neurology function in-house, we are able to significantly reduce cost of delivery, allowing the Company to improve our profitability on every case we perform. Our objective is to cut the cost of delivery for remote neurology services by 50% going forward. Additional scale will serve as a catalyst for margin expansion in the future. Third, for most of the cases we perform, remote neurology services represent the creation of a new revenue stream. Fourth, providing remote neurology services for IONM creates opportunities in adjacent markets where similar remote neurology services are utilized. The shift to providing remote neurology ourselves was straightforward. We had already built the platform and maintained the patient volume. Insourcing this process is simply a matter of replacing contractors with Assure supervising practitioners to service this volume. The result will be higher margins, a new revenue stream and turning cash over more quickly.

Collectively, support from Assure’s high quality Technical and Professional IONM services results in decreased hospital and surgeon liability, abbreviated patient stays, fewer readmissions, reduced hospital costs, enhanced overall patient satisfaction and the efficient achievement of better clinical outcomes.

Over the past two years Assure has built a platform to support our future growth and development. The attributes of our platform detailed in the graphic above include: maintaining exceptional clinical operations, automating our revenue cycle management function and collecting cash faster, boosting managed care through the signing of in-network agreements with insurance payors, minimizing operational bottlenecks, particularly around onboarding and credentialing, instituting an ongoing training and development program for clinical staff to ensure we maintain industry-leading skills and performance, and successful execution on an M&A strategy in a highly fragmented market that has led to three accretive transactions over the past two years. This platform was built with the intent of having these key functional areas support IONM in our key surgical verticals including: spine, neurosurgery, vascular, ENT and orthopedic. As we transition to becoming a provider of remote neurology services, we believe our expertise in IONM will assist us in entering adjacent markets in which Assure supervising practitioners can also provide patient services. We expect to begin providing services in new verticals including EEG, epilepsy, sleep study and stroke by leveraging key competencies we have built over the past two years.

In 2021, Assure provided IONM services for approximately 258 surgeons in 150 hospitals and surgery centers (which we refer to as “Procedure Facilities”) located in: Colorado, Texas, Louisiana, Pennsylvania, Michigan, South Carolina, Arizona, Kansas, Missouri, Nebraska, Nevada and Utah. Our continued organic geographic expansion initiatives, including facility-wide outsourcing agreements with medical facilities and hospital networks, potential for selective acquisitions, and the extension of our platform into remote neurology services, is expected to generate substantial growth opportunities going forward.

Clinical leadership, surgeon support and patient care are Assure’s cornerstones. We make substantial ongoing investments in our training and development of clinical staff and have created a fellowship program to rigorously train new INPs to cost-effectively join the Assure team. In addition, we have partnered with the internationally renowned Texas Back Institute on clinical research relating to IONM safety and efficacy. Isador Lieberman, M.D., the president and director of the scoliosis and spine tumor program at the Texas Back Institute, is a member of Assure’s Medical Advisory Committee.

Our Strategy

Our strategy is to build a telehealth remote neurology services company with exceptional capabilities in IONM and numerous adjacent markets

We have a history of providing industry-leading IONM services with an emphasis on clinical excellence and patient well-being, and we are in the midst of a significant transformation to position ourselves for growth. With our focus on execution and providing a high level of patient care, we are transforming from being a provider of the Technical Component of IONM utilizing a one-to-one model of INPs in the operating room to a business that also provides the Professional Component of IONM via off-site remote neurology services in a far more scalable one-to-many model. The next step in our development will be expanding into adjacent remote neurology markets while utilizing the same platform and employees. This will extend our reach and redefine our position in the industry. We are thoughtfully deploying capital and focusing our investment in high potential growth initiatives including: organically expanding into new states, growing our remote neurology platform, signing new IONM outsourcing agreements with hospitals and medical facilities, as well as opportunistic M&A. In addition, we are investing to make our revenue cycle management function more automated, improving the velocity of our cash collections. The data and analytics-driven Company we are building will play a bigger role in the success of our key stakeholder groups: surgeons, hospitals, insurance companies and patients, and in turn deliver attractive returns to our stockholders.

Our Responsibilities

Assure offers a turnkey full suite of IONM services including scheduling of the INP and supervising practitioner, real time monitoring and subsequent billing for services provided.

Prior to a patient’s procedure, Assure will coordinate with the surgeon’s office to obtain the necessary information and documentation to provide IONM services, such as the patients’ insurance information, patients’ demographic information and office/clinic notes. We provide educational materials to the surgeons office for inclusion in each surgical patient’s pre-operative packets to educate and provide comfort to the patient about IONM services. Prior to the surgery, an Assure patient advocate connects with the patient to explain our role during the surgery, the benefits of IONM and billing issues that may affect the patient. Assure’s INP will arrive at the hospital with an IONM unit and disposable supplies and electrodes. The INP meets with the patient to explain their role during the surgery, discuss the patients’ pertinent past medical history, explain the risks and benefits associated with IONM and have the patient sign consenting forms for IONM to be utilized on their procedure.

All IONM procedures include both technical services (performed by INPs) and professional services (performed by supervising practitioners). During the surgery, the INP will continuously monitor the functional integrity of the peripheral or central nervous system by recording, troubleshooting, documenting and communicating activity arising from the brain, spinal cord, peripheral nerves, somatosensory or motor nerve systems using the IONM unit provided by Assure and communicating results in real-time to the surgeon. The INP and surgeon are supported by an off-site supervising practitioner providing remote neurology oversight services. The supervising practitioner also monitors the functional integrity of the peripheral or central nervous system throughout the procedure communicating in real-time with the surgeon and INP throughout the process. In some cases (and increasingly), remote neurology services are performed directly by Assure’s supervising practitioners. In other instances, these services are provided by and through subsidiaries, which owns interest in entities that either directly perform the Professional Component through third party contracted neurologists or oversight reading physicians.

Assure Interoperative Neurophysiologists

Assure currently employs specialized IONM INPs that are board certified CNIM or board eligible CNIM by ABRET. ABRET seeks to encourage, establish and maintain standards of clinical EEG, Evoked Potential Technology, and Neurophysiologic Intraoperative and long-term monitoring, by offering credentialing exams to evaluate the skills and knowledge of technologists, and by supporting lab accreditation.

Assure has developed an Intraoperative Neurophysiologist Fellowship program. This Fellowship program trains new INPs from start to board certification, allowing for consistently high caliber well trained professional INPs for placement into emerging and growing markets. Training and developing our own talent pool allow for more flexible scalability.

Assure Supervising Practitioners

Assure currently employ supervising practitioners performing remote neurology services. These physicians are highly trained and are specialized in providing off-site tele neurology services. Multiple Assure supervising practitioners have already received the training necessary to provide remote neurology services in targeted expansion markets including EEG.

Commercial Insurance

Following the procedure, assuming the patient has health care insurance under a commercial health care policy, we will invoice the insurance company directly for IONM services. The invoice provided to the insurance company will detail each modality monitored by the INP for the neural protection of the patient during the procedure. After we have submitted the claim to the private insurance company, our patient advocate will contact the patient to further explain the details on the explanation of benefits insurance form and to ensure the patient was satisfied with the level of service provided by us.

Facility Billing

In the event a patient is uninsured or has insurance coverage under a government health care policy (Medicare, Medicaid, Tricare or Veterans Administration) the facility where the procedure took place will be billed for the IONM services for the patient, as agreed to in each facility service contract.

Hospital Agreements

Assure Neuromonitoring must enter into a contracted services agreement with each procedure facility it provides IONM services prior to initiating IONM services. The purpose of these agreements is to ensure that Assure provides its services in accordance with all regulatory and accreditation standards, including those requirements imposed by The Joint Commission, the Centers for Medicare and Medicaid Services and all applicable federal, state and local laws.

Pursuant to these agreements, Assure Neuromonitoring has agreed to provide IONM services and shall ensure the real-time interpretation of such monitoring to patients.

Each INP is required to be approved and decreed privileges to practice IONM by each of the contracted facilities. All INP who are performing onsite monitoring must be certified or board eligible from one of the following organizations (i) American Board of Neurophysiologic Monitoring; (ii) American Board of Electrodiagnostic Technologists; or (iii) ABRET.

Payment for services, revenue mix and seasonality

Over half of Assure’s patients commonly have commercial health insurance coverage (“Commercial Payor”) and we are compensated via their health insurance plan. Assure’s commercial insurance patients represent the significant majority of our revenue and profit margin. We produce separate bills for the Technical Component and the Professional Component of the IONM services we perform. The remainder of our patients, who do not have commercial insurance coverage, compensate us via hospital agreements. Regardless of type of payment and whether the patient has commercial insurance coverage, Assure provides the same high level of service and quality of care.

The majority of our commercial payors are billed out-of-network and we negotiate payment for each claim. The remainder of commercial payors utilize a contracted rate. The majority of contracted rates are via indirect agreements with third-party organizations or related entities of the commercial payor with a smaller portion in direct agreements with contracted rates.

We bill, collect and keep 100% of the revenue associated with the Technical Component of the services we provide. For the Professional Component, when the supervising practitioner is an Assure employee or where we 100% own the entity managing the procedure the Company bills, collects and keeps 100% of the revenue. In instances in which the Professional Component are provided via Managed Service Agreements (“MSAs”) with surgeons or through agreements with Professional Entities (“PEs”), we engage in a revenue share based on percent of revenue and net income.

In addition, the surgical segment of the health care industry tends to be impacted by seasonality due to the nature of most benefit plans resetting on a calendar year basis. As patients utilize and reduce their remaining deductible throughout the year, we typically see an increase in volume throughout the year with the biggest impact coming in the fourth quarter. Historically, our annual revenues are overweighted in the fourth quarter.

Seasonality impacts our revenue mix for similar reasons. As patients with commercial insurance utilize and reduce their remaining deductible throughout the year, we typically see an increase in volume with the biggest impact coming in the fourth quarter. Historically, our revenue mix is relatively overweighted to patients with commercial insurance in the second half of the year and to patients with government insurance in the first half of the year.

Impact of the Covid-19 Pandemic

Our business and results of operations have been, and continues to be, adversely affected by the global COVID-19 pandemic and related events and we expect its impact to continue. Although a significant portion of our anticipated revenue for 2022 is derived from fixed-fee and minimum-guarantee arrangements, primarily from large, well-capitalized customers which we believe somewhat mitigates the risks to our business, our per-unit and variable-fee based revenue will continue to be susceptible to the volatility, supply chain disruptions, microchip shortages and potential market downturns induced by the COVID-19 pandemic. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a more detailed discussion of the impact of COVID-19 on our operations

Corporate Development

Assure Holdings Corp.

Assure Holdings Corp., formerly Montreux Capital Corp, a Canadian Capital Pool Company (“Montreux”), was formed under the British Columbia Business Corporations Act in British Columbia, Canada on September 24, 2007, is a Nevada corporation, existing under the laws of the State of Nevada pursuant to its Articles of Domestication filed with the Nevada Secretary of State on May 15, 2017. A Canadian Capital Pool Company is a special purpose acquisition company organized for the purposes of completing acquisition transactions, known as “qualifying transactions,” with operating companies for the purposes of taking the operating companies public in Canada. Qualifying transactions are subject to Canadian securities laws and exchange listing requirements.

Assure Holdings, Inc.

Our direct subsidiary is Assure Holdings, Inc., a Colorado corporation, formed under the laws of the State of Colorado on November 7, 2016. Assure Holdings, Inc. became a wholly owned subsidiary of Assure Holdings Corp. on May 15, 2017 when Assure Holdings Inc. and its shareholders and Montreux and its shareholders entered into a Share Exchange Agreement pursuant to which the shareholders of Assure Holdings, Inc. received shares of Montreux as consideration for their assignment of their shares in Assure Holdings, Inc. to Montreux in the “Qualifying Transaction” under the rules of the TSX Venture Exchange (“TSX-V”). One of the primary objectives of the Qualifying Transactions was to facilitate our going public and listing on the TSX-V.

Assure Holdings, Inc. is the sole member of Assure Neuromonitoring, LLC (“Assure Neuromonitoring”), a Colorado limited liability company formed under the laws of the state of Colorado on August 25, 2015. Prior to the Qualifying Transaction, Preston Parsons owned a controlling ownership interest in Assure Neuromonitoring. Upon closing of the Qualifying Transaction, Preston Parsons was appointed as a member of the Board of Directors and Chief Executive Officer and held a controlling interest in Assure Holdings Corp. On May 15, 2018, Mr. Parsons resigned as Chief Executive Officer and was appointed as Founder. Mr. Parsons continues to serve as a member of the Board of Directors of Assure Holdings Corp. and is employed by the entity to focus on growth initiatives. Assure Neuromonitoring became a wholly owned subsidiary of Assure Holdings, Inc. on November 7, 2016, when its members assigned their interest in Assure Neuromonitoring to Assure Holdings, Inc. for shares of Assure Holdings, Inc.

Assure Holdings, Inc. is the sole member of Assure Networks, LLC (“Assure Networks”), a Colorado limited liability company formed under the laws of the state of Colorado on November 2, 2016. Prior to the Reorganization and Qualifying Transaction, Preston Parsons owned a controlling ownership interest in Assure Networks. Assure Networks became a wholly owned subsidiary of Assure Holdings, Inc. on November 7, 2016, when its members assigned their interest in Assure Networks to Assure Holdings, Inc. for shares of Assure Holdings, Inc.

Assure Holdings, Inc. is the sole member of Assure Equipment Leasing, LLC (“Assure Equipment Leasing”), a Colorado limited liability company formed under the laws of the state of Colorado on April 20, 2020.

Our Common Stock

Our common stock is listed on the NASDAQ under the symbol “IONM”.

Available Information

Our executive office address is 7887 E. Belleview Ave., Suite 500, Englewood, Colorado 80111. The telephone number for our executive office is (720) 287-3093.

We make available, free of charge, on or through our Internet website, at www.assureneuromonitoring.com, our annual reports on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. Our Internet website and the information contained therein or connected thereto are not intended to be, and are not, incorporated into this prospectus.

THE OFFERING

Shares offered by the selling stockholders:	6,331,598 shares of common stock of Assure, par value $0.001

Offering Price:	Determined at the time of sale by the selling stockholders

Common stock outstanding prior to the offering:	12,919,666 shares of common stock (1)

Common stock outstanding after the offering:	16,191,208 shares of common stock(1)

Use of Proceeds:	We will not receive any proceeds from the sale of the shares by selling stockholders covered by this prospectus. We may receive proceeds upon the exercise of warrants for 3,271,542 shares registered for resale hereunder, which we will use for working capital purposes and general corporate expenses.

Listing of Common Stock:	Our common stock is listed on the NASDAQ Capital Market (the “NASDAQ”) under the symbol “IONM.

Dividend policy:	We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends on our common stock.

Risk Factors:	An investment in our company is highly speculative and involves a significant degree of risk. See “Risk Factors” on page 11 of this prospectus and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

(1)	The number of shares of common stock shown above to be outstanding is based on the 12,919,666 shares outstanding as of May 2, 2022 and, for the common stock outstanding after the offering assumes issuance of 3,271,542 shares registered for resale hereunder upon exercise of warrants. The number of shares of common stock outstanding after this offering excludes the following as of May 2, 2022:

●	668,464 shares of common stock issuable upon the exercise of warrants outstanding at a weighted average exercise price of $4.49 per share;

●	1,187,800 shares of common stock issuable upon the exercise of outstanding stock options with an average weighted exercise price of $5.56; and

●	1,744,068 shares of common stock issuable upon conversion of convertible notes.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below and discussed under the section captioned “Risk Factors” contained in our annual report on Form 10-K for the fiscal years ended December 31, 2021 and 2020, which reports are incorporated by reference in this prospectus, together with all of the other information included in this prospectus or incorporated by reference herein, including any documents subsequently filed and incorporated by reference, before making an investment decision with regard to our securities. See “Documents Incorporated by Reference” and “Where You Can Find More Information” below.

The statements contained in this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer.

Summary of Risk Factors

The following is a short description of the risks and uncertainties you should carefully consider in evaluating our business and us which are more fully described in our transition report on Form 10-K for the fiscal years ended December 31, 2021 and 2020, which reports are incorporated by reference in this prospectus. The factors listed below and in the transition report and quarterly report, represent certain important factors that we believe could cause our business results to differ. These factors are not intended to represent a complete list of the general or specific risks that may affect us. It should be recognized that other risks may be significant, presently or in the future, and the risks set forth below may affect us to a greater extent than indicated. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected.

Business Related Risks

•	Our business and operations are subject to risks and uncertainty surrounding the future spread of COVID-19 and related variants as well as the potential impact that these may have on our future operations.

•	We have incurred operating losses in some of our historical periods and we could incur additional losses until we successfully integrate acquired practices, improve collections for managed cases and reduce operating expenses.

•	We may need to raise additional funds to finance our operations and our expansion and growth plans; we may not be able to do so when necessary, and/or the terms of any financings may not be advantageous to us.

•	Our business is not highly diversified and approximately 75% of our case volume is currently concentrated in Colorado and Texas where we are susceptible to local and regional fluctuations in demand for our service, downturns in the economy, adverse weather conditions, changes in local or state regulations, and other localized market changes.

•	We are expanding our offering beyond our legacy provision of the Technical Component of Intraoperative Neurophysiological Monitoring (“IONM”) to provide the Professional Component by delivering remote neurology services provided as part of IONM. We face significant competition from other health care providers for patients, physicians, nurses and technical staff. Some of our competitors are larger and have longstanding and well-established relationships with physicians and third-party payors in the community.

•	Our founder and director, Preston Parsons, is our single largest shareholder and beneficially owns approximately 4.3 million shares or 33% of our issued and outstanding shares of common stock. Mr. Parsons has the ability to influence the outcome of matters submitted to our shareholders for approval.

•	Our development will depend on the efforts of key management, key personnel and our relationships with medical partners in the surgical industry, and the loss of any of these people and partnerships, particularly to competitors, could have a material adverse effect on our business.

•	We depend on payments from third-party payors, including private insurers, managed care organizations and hospitals, which may cause fluctuations in our revenue and delays and uncertainties in the reimbursement rate and the timing of reimbursement.

•	State and Federal surprise billing legislation could lead to lower reimbursement rates.

•	Value-based purchasing initiatives of both governmental and private payors tying financial incentives to quality and efficiency of care will increasingly affect the results of operations of hospitals and other health care facilities where we operate and may negatively impact our revenues.

•	Public scrutiny of the intraoperative neuromonitoring industry in general could have a material adverse effect on our business and results of operations.

•	Accounting adjustments due to changes in circumstances or estimates may require us to write-off accounts receivables or write-down intangible assets, such as goodwill, may have a material impact on our financial reporting and results of operations.

•	Our business strategy has been to grow through expansion. Our efforts to execute our acquisition strategy may be affected by our ability to identify suitable candidates and negotiate and close acquisition transactions on acceptable terms.

•	Our success, in large part, is dependent upon referrals to our physicians from other physicians, systems, health plans and others in the communities in which we operate, and upon our medical staff’s ability to maintain good relations with these referral sources.

•	We may be involved in lawsuits, claims, audits and investigations, including those arising out of services provided, personal injury claims, professional liability claims, billing and marketing practices, employment disputes and contractual claims.

•	We are subject to rising costs, including malpractice insurance premiums or claims may adversely affect our business.

•	We are reliant on Software-as-a-Service (Saas) technologies from third parties, which could adversely affect our business.

•	Our business depends on network and mobile infrastructure developed and maintained by third-party providers. Any significant interruptions in service could result in limited capacity, processing delays and loss of customers.

•	Cybersecurity incidents could disrupt business operations, result in the loss of critical and confidential information, and adversely impact our reputation and results of operations.

•	We rely on 3rd party software-as-a-service vendors for certain operational and administrative functions.

•	There is currently a shortage of certified, interoperative neurophysiologists in the United States.

Health Care Industry Regulatory Risks

•	The health care industry is heavily regulated, and we are required to comply with extensive and complex laws and regulations at the federal, state and local government levels. These regulations include:

o	Anti-Kickback Statute, a provision of the Social Security Act of 1972

o	Stark Law, 42 U.S.C. 1395nn, also known as the physician self-referral law

o	Health Insurance Portability and Accountability Act of 1996

o	Affordable Care Act

o	Health Care and Education Reconciliation Act of 2010

o	Health Insurance Portability and Accountability Act of 1996 (“HIPAA”)

•	If we fail to comply with applicable laws and regulations, we could suffer penalties or be required to make significant changes to our operations.

•	As a health care provider, we are subject to professional liability claims both directly via our neurophysiologic (“INP”) staff and indirectly through the malpractice of our reading partners and surgical partners.

•	Political and regulatory changes, including insurance options, billing restrictions, patient rights and reimbursement regulation, may have a negative impact on the health care industry and our business.

Risk Related to our Debenture

•	Restrictive covenants in our loan agreements with Centurion Financial Trust may restrict our ability to pursue our business strategies.

•	Our obligations to Centurion Financial Trust are secured by a security interest in substantially all of our assets, if we default on those obligations, the lender could foreclose on our assets.

Risk Related to our Stock

•	We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.

•	Broad market and industry factors may affect the price of our common shares, regardless of our actual operating performance.

•	Our common stock is listed in the U.S. on the NASDAQ Capital Markets.

•	The issuance of shares of common stock upon exercise of outstanding warrants could result in substantial dilution to our stockholders, which may have a negative effect on the price of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus, the documents incorporated by reference herein and the exhibits attached hereto contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future events or our future results of operations, financial condition, business, strategies, financial needs, and the plans and objectives of management, are forward-looking statements. In some cases forward-looking statements can be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “likely,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms. Forward-looking statements are based on information available to our management as of the date of this prospectus and our management’s good faith belief as of such date with respect to future events and are subject to a number of risks, uncertainties, and assumptions that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements, in particular the substantial risks and uncertainties related to the ongoing COVID-19 pandemic. Important factors that could cause such differences include, but are not limited to:

●	our ability to sustain our revenue growth rate, to achieve or maintain profitability, and to effectively manage our anticipated growth;

●	our short operating history makes it difficult to evaluate our business and future prospects;

●	our dependence on the commercial success of our clients, the continued growth of the cannabis industry and the regulatory environment in which the cannabis industry operates;

●	our ability to attract new clients on a cost-effective basis and the extent to which existing clients renew and upgrade their subscriptions;

●	the timing of our introduction of new solutions or updates to existing solutions;

●	our ability to successfully diversify our solutions by developing or introducing new solutions or acquiring and integrating additional businesses, products, services, or content;

●	our ability to respond to changes within the cannabis industry;

●	the effects of adverse changes in, or the enforcement of, federal laws regarding our clients’ cannabis operations or our receipt of proceeds from such operations;

●	our ability to manage unique risks and uncertainties related to government contracts;

●	our ability to manage and protect our information technology systems;

●	our ability to maintain and expand our strategic relationships with third parties;

●	our ability to deliver our solutions to clients without disruption or delay;

●	our exposure to liability from errors, delays, fraud, or system failures, which may not be covered by insurance;

●	our ability to expand our international reach;

●	our ability to retain or recruit officers, key employees, and directors;

●	our ability to raise additional capital or obtain financing in the future;

●	our ability to successfully integrate acquired businesses with Assure’s business within anticipated timelines and at their expected costs;

●	our ability to complete planned acquisitions on time or at all due to failure to obtain stockholder approval or governmental or regulatory clearances, or the failure to satisfy other conditions to completion, or the failure of completion for any other reason;

●	our response to adverse developments in the general market, business, economic, labor, regulatory, and political conditions, including worldwide demand for cannabis and the spot price and long-term contract price of cannabis;

●	our response to competitive risks;

●	our ability to protect our intellectual property;

●	the market reaction to negative publicity regarding cannabis;

●	our ability to manage the requirements of being a public company;

●	our ability to service our convertible debt;

●	our accounting treatment of certain of our private warrants;

●	our ability to effectively manage any disruptions to our business and/or any negative impact to our financial performance caused by the economic and social effects of the COVID-19 pandemic and measures taken in response; and

●	other factors discussed in other sections of this prospectus, including the section titled “Risk Factors,” and in the Company’s fiscal years ended period ended December 31, 2021 and 2020 on Form 10-K, incorporated herein by reference, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

We qualify all the forward-looking statements contained in this prospectus by the foregoing cautionary statements.

RECENT DEVELOPMENTS

On February 17, 2022, we announced that we had appointed Mr. Brian McDonald a vice president of business operations.

On March 24, 2022, we announced the appointment of a new Vice-President of Sales, Mr. Kelly Shelton, and Vice-President of Human Resources, Ms. Sherri Wagner.

On April 12, 2022, we announced a new partnership with Yankee Alliance, a member-driven healthcare group purchasing organization.

On April 19, 2022, we announced that we had ended our employment relationship with Mr. Preston Parsons as Founder.

USE OF PROCEEDS

This prospectus relates to the sale or other disposition of shares of our common stock by the selling stockholders listed under “Selling Stockholders” section below, and their transferees. We will not receive any proceeds from any sale of the shares by the selling stockholders. We may receive proceeds upon the exercise of warrants for 3,271,542 shares registered for resale hereunder, which we will use for working capital purposes and general corporate expenses.

DETERMINATION OF OFFERING PRICE

The selling stockholders will offer common stock at the prevailing market prices or privately negotiated price as they may determine from time to time.

The offering price of our common stock to be sold by the selling stockholders does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

In addition, there is no assurance that our common stock will trade at market prices in excess of the offering price as prices for common stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DIVIDEND POLICY

We do not intend to pay dividends for the foreseeable future. In addition, our ability to pay dividends is restricted by agreements governing Assure’s and its subsidiaries’ debt, including the Company’s senior secured convertible notes. See “Risk Factors” above.

MARKET FOR COMMON SHARES

Our shares of common stock trade on the NASDAQ under the symbol “IONM”. On May 2, 2022, the last reported sale price of the common stock on the NASDAQ was $3.79 per share. As of May 2, 2022, there were 12,919,666 shares of common stock issued and outstanding, and we had approximately80 registered shareholders of record.

SELLING STOCKHOLDERS

The following table sets forth certain information as of May 2, 2022, regarding the selling stockholders and the shares offered by them in this prospectus. In computing the number of shares owned by a person and the percentage ownership of that person in the table below, securities that are currently exercisable into shares of our common stock that are being offered in this prospectus are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each selling stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of ownership of each selling stockholder in the following table is based upon 12,919,666 shares of common stock outstanding as of May 2, 2022.

Except as set forth below, no selling stockholder has held a position as an officer or director of the Company, nor has any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling stockholders. The common stock being offered is being registered to permit secondary trading of the shares and the selling stockholders may offer all or part of the common stock owned for resale from time to time.  Except as set forth below, none of the selling stockholders have any family relationships with our officers, directors or controlling stockholders. Furthermore, none of the selling stockholders are a registered broker-dealer or an affiliate of a registered broker-dealer.

The term “selling stockholder” also includes any transferees, assignees, pledges, donees, or other successors in interest (including equity holders of entities listed below) to the selling stockholder named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the common stock set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholder who is able to use this prospectus to resell the securities registered hereby.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this prospectus	Number of Shares of Common Stock Owned After Offering Assuming All Shares are Sold (1)	Percentage of Common Stock Owned After Offering Assuming All Shares are Sold (1)
Christopher Davis (2)	220,238	95,238	125,000	*
David Schecter (3)	48,900	20,000	28,900	*
Goudy Park Capital, L.P. (4)	228,571	228,571	-	-
James J. Tiampo (5)	47,619	47,619	-	-
Karl Brewer (6)	47,619	47,619	-	-
Kestrel Flight Fund LLC (7)	220,238	220,238	-	-
Manatuck Hill Navigator Master Fund, LP (8)	157,738	157,738	-	-
Off-Piste Fund, L.P. (9)	57,143	57,143	-	-
The Charters Family Trust (10)	120,000	95,000	25,000	*
Norm Yurick (11)	40,000	20,000	20,000	*
Ryan Yurick (12)	9,500	9,500	-	-
Evelyn Grafton (13)	40,000	40,000	-	-
Margaret Hamingson (14)	87,170	20,000	67,170	*
KF Business Ventures, LP (15)	47,620	47,620	-	-
John Farlinger (16)	308,032	80,200	227,832	1.76%
Preston Parsons (17)	4,334,098	70,600	4,263,498	32.42%
Alex Rasmussen (18)	8,100	8,100	-	-
John Price (19)	53,700	13,700	40,000	*
Sean Blosser (20)	3,100	3,100	-	-
Stephanie Krouse (21)	3,300	3,300	-	-
Jerod Powell (22)	1,700	1,700	-	-
Scott Kozak (23)	1,700	1,700	-	-
John Flood (24)	54,000	3,000	51,000	*
Christopher Rumana (25)	74,958	18,626	56,332	*
Steven Summer (26)	50,958	18,626	32,332	*
Founding Asset Managemet (27)	125,000	125,000	-	-
Morgan Frank (28)	78,125	78,125	-	-
Manchester Explorer, L.P. (29)	937,500	937,500	-	-
JEB Partners, L.P. (30)	156,250	156,250	-	-
James Besser (31)	78,125	78,125	-	-
Special Situations Fund III QP, L.P. (32)(36)	658,135	658,135	-	-
Special Situations Cayman Fund, L.P. (33)(36)	218,257	218,257	-	-
Special Situations Life Sciences Fund, L.P. (34)(36)	373,608	373,608	-	-
Special Situations Private Equity Fund, L.P. (35)(36)	312,500	312,500	-	-
Juda Living Trust (37)	31,250	31,250	-	-
Alan Budd Zuckerman (38)	48,000	40,000	8,000	*
Trent Carman (39)	24,303	24,303	-	-
Aaryn Schuetz (40)	400	400	-	-
[●] Silver (41)	5,000	5,000	-	-
TOTAL	11,276,662	6,331,598	4,945,064	-

*	The percentage of common stock own is less than 1%.

(1)	Represents all shares offered by such Selling Stockholder under this prospectus and assumes the Selling Stockholder sells all shares.

(2)	Shares to be sold acquired in the November 2021 private placement. The named individual is resident in London, England and exercises voting and dispositive power over the shares.

(3)	Shares to be sold acquired in the November 2021 private placement. The named individual is resident in Chestnut Hill, Massachusetts and exercises voting and dispositive power over the shares.

(4)	Shares to be sold acquired in the November 2021 private placement. Goudy Park Capital, L.P. is a limited partnership with its address at 1 North Franklin Street, Suite 350, Chicago, Illinois 60606. James DeYoung as Chief Investment Officer of Goudy Park Capital, L.P. exercises voting and dispositive power over the shares.

(5)	Shares to be sold acquired in the November 2021 private placement. The named individual is resident in Reno, Nevada and exercises voting and dispositive power over the shares.

(6)	Shares to be sold acquired in the November 2021 private placement. The named individual is resident in St. Pete Beach, Florida and exercises voting and dispositive power over the shares.

(7)	Includes 125,000 shares of common stock acquirable upon exercise of warrants acquired in the December 2020 private placement which are registered for resale and qualified under this prospectus. Kestrel Flight Fund LLC is a limited liability company with its address at 149 Meadowbrook Road, Weston, Massachusetts. Albert Hanser as managing partner of Kestrel Flight Fund LLC exercises voting and dispositive power over the shares.

(8)	Includes 95,238 shares of common stock acquired in the November 2021 private placement and 62,500 shares of common stock acquirable upon exercise of warrants acquired in the December 2020 private placement which are registered for resale and qualified under this prospectus. Manatuck Hill Navigator Master Fund, LP is a limited partnership with its address at 1465 Post Road East, Westport, Connecticut. Thomas Scalia as general partner of Manatuck Hill Navigator Master Fund, LP exercises voting or dispositive power over the shares.

(9)	Shares to be sold acquired in the November 2021 private placement. Off-Piste Fund LP is a limited partnership with its address at 200 S. Virginia Street, 8th Floor, Reno Nevada 89501. James Tiampo as president of Verbier Management Corp. the general partner of Off-Piste Fund LP exercises voting and dispositive power over the shares.

(10)	Shares to be sold acquired in the November 2021 private placement. The Charters Family Trust is a family trust with the beneficiary owner resident in Calabasaa, California. William F. Charters as the beneficiary owner exercises voting and dispositive power over the shares.

(11)	Shares to be sold acquired in the November 2021 private placement. The named individual is resident in Vancouver, British Columbia and exercises voting and dispositive power over the shares.

(12)	Shares to be sold acquired in the November 2021 private placement. The named individual is resident in Abbotsford, British Columbia and exercises voting and dispositive power over the shares.

(13)	Shares to be sold acquired in the November 2021 private placement. The named individual is resident in Langley, British Columbia and exercises voting and dispositive power over the shares.

(14)	Shares to be sold acquired in the November 2021 private placement. The named individual is resident in Vancouver, British Columbia and exercises voting and dispositive power over the shares.

(15)	Shares to be sold acquired in the November 2021 private placement. KF Business Ventures, LP is a limited partnership with its address at 1520 Tower Grove Drive, Beverly Hills, California 90210. Mr. Robert Kopple as president of Kopple Financial, Inc. the general partner of KF Business Ventures, LP exercises voting and dispositive power over the shares.

(16)	Includes 32,000 shares of common stock and 32,000 shares of common stock acquirable upon exercise of warrants acquired in the December 2020 private placement and 16,200 shares of common stock acquired in the November 2021 private placement which are registered for resale and qualified under this prospectus. Mr. Farlinger is the Company’s Chairman of the Board and Chief Executive Officer. He is resident in Denver, Colorado and exercises voting and dispositive power over the shares. Beneficial ownership consists of 150,232 shares of common stock and 157,800 shares of common stock acquirable upon exercise of stock options (26,800 shares) and warrants (32,000 shares) within 60 days of January 26, 2022. Of the shares of common stock beneficially owned by Mr. Farlinger, 60,000 shares were issued under a restricted stock grant agreement, subject to forfeiture, which will vest on December 31, 2021 or earlier upon satisfaction of certain conditions. Includes 60,400 shares of common stock issuable upon exercise of vested options exercisable until October 1, 2023, at an exercise price of $9.00 per share. Includes 23,400 shares of common stock issuable upon exercise of vested options exercisable until January 16, 2024, at an exercise price of $7.80 per share. Includes 42,000 shares of common stock issuable upon exercise of vested options exercisable until February 1, 2026, at an exercise price of $5.30 per share. Does not include unvested options to 58,000 shares of common stock vesting 12,000 shares on each of August 2, 2022, February 2, 2023, August 2, 2023 and February 2, 2024 and exercisable at a price of $5.30 per share.

(17)	Includes 31,250 shares of common stock and 31,250 shares of common stock acquirable upon exercise of warrants acquired in the December 2020 private placement and 8,100 shares of common stock acquired in the November 2021 private placement which are registered for resale and qualified under this prospectus. Mr. Parsons is the founder and a director of the Company. He is resident in Denver, Colorado and exercises voting and dispositive power over the shares. Beneficial ownership of 4,094,748 shares of common stock and 231,250 shares of common stock acquirable upon exercise of stock options (200,000 shares) and warrants (31,250 shares) within 60 days of January 26, 2022. Mr. Parsons holds a portion of the shares of common stock through Triple C Holdings, LLC (a family holding company). Of the shares of common stock beneficially owned by Mr. Parsons, 660,000 shares were issued under a restricted stock grant agreement, subject to forfeiture, which will vest on December 31, 2021 or earlier upon satisfaction of certain conditions. Includes 200,000 shares of common stock issuable upon exercise of vested options exercisable until August 25,2025 at an exercise price of $0.25 per share.

(18)	Shares to be sold acquired in the November 2021 private placement. Mr. Rasmussen is a non-executive officer of the Company. He is resident in Denver, Colorado and exercises voting and dispositive power over the shares.

(19)	Shares to be sold acquired in the November 2021 private placement. Mr. Price is the Chief Financial Officer of the Company. He is resident in Denver, Colorado and exercises voting and dispositive power over the shares. Beneficial ownership includes 13,700 shares and 40,000 shares of common stock acquirable upon exercise of stock options 60 days from May 2, 2022. Includes 23,333 shares of common stock issuable upon exercise of vested options exercisable until December 10, 2025 at an exercise price of $4.85 per share. Includes 20,000 shares of common stock issuable upon exercise of vested options exercisable until October 1, 2026 at an exercise price of $7.65 per share. Does not include unvested options to 20,000 shares of common stock vesting 6,667 shares on each of December 10, 2022, June 10, 2023 and December 10, 2023 and exercisable at a price of $4.85 per share. Does not include unvested options to 8,000 shares of common stock vesting 1,333 shares on each of September 1, 2023 and March 1, 2024 and 1,335 on September 1, 2024 and exercisable at a price of $7.65 per share.

(20)	Shares to be sold acquired in the November 2021 private placement. Mr. Blosser is a non-executive officer of the Company. He is resident in Denver, Colorado and exercises voting and dispositive power over the shares.

(21)	Shares to be sold acquired in the November 2021 private placement. Ms. Krouse is a non-executive officer of the Company. She is resident in Denver, Colorado and exercises voting and dispositive power over the shares.

(22)	Shares to be sold acquired in the November 2021 private placement. Mr. Powell is a non-executive officer of the Company. He is resident in Denver, Colorado and exercises voting and dispositive power over the shares.

(23)	Shares to be sold acquired in the November 2021 private placement. Mr. Kozak is a non-executive officer of the Company. He is resident in Denver, Colorado and exercises voting and dispositive power over the shares.

(24)	Shares to be sold acquired in the November 2021 private placement. Mr. Flood is a director of the Company. He is resident in Denver, Colorado and exercises voting and dispositive power over the shares. Beneficial ownership consists of 40,000 shares of common stock held directly and 14,000 shares of common stock acquirable upon exercise of stock options within 60 days of May 2, 2022. Includes 14,000 shares of common stock issuable upon exercise of vested options exercisable until April 15, 2024, at an exercise price of $5.60 per share. Does not include unvested options 16,000 shares of common stock vesting 4,000 on each of October 15, 2022, April 15, 2023, October 15, 2023 and April 15, 2024.

(25)	Includes 7,813 shares of common stock and 7,813 shares of common stock acquirable upon exercise of warrants acquired in the December 2020 private placement and 3,000 shares of common stock acquired in the November 2021 private placement which are registered for resale and qualified under this prospectus. Mr. Rumana is a director of the Company. He is resident in Tallahassee, Florida and exercises voting and dispositive power over the shares. Beneficial ownership consists of 30,812 shares of common stock and 47,146 shares of common stock acquirable upon exercise of stock options (32,667 shares) and warrants (7,812) within 60 days of May 2, 2022. Includes 30,000 shares of common stock issuable upon exercise of vested options exercisable until January 16, 2024, at an exercise price of $7.80 per share. Includes 9,334 shares of common stock issuable upon exercise of vested options exercisable until February 1, 2026, at an exercise price of $5.30 per share. Does not include unvested options to 10,666 shares of common stock vesting 2,667 shares on each of August 2, 2022, February 2, 2023, August 2, 2023 and February 2, 2024 and exercisable at a price of $5.30 per share.

(26)	Includes 7,813 shares of common stock and 7,813 shares of common stock acquirable upon exercise of warrants acquired in the December 2020 private placement and 3,000 shares of common stock acquired in the November 2021 private placement which are registered for resale and qualified under this prospectus. Mr. Summer is a director of the Company. He is resident in Denver, Colorado and exercises voting and dispositive power over the shares. Beneficial ownership consists of 10,812 shares of common stock and 43,146 shares of common stock acquirable upon exercise of stock options (24,667 shares) and warrants (7,813) within 60 days of May 2, 2022. Includes 22,000 shares of common stock issuable upon exercise of vested options exercisable until October 4, 2024, at an exercise price of $6.40 per share. Includes 8,000 shares of common stock issuable upon exercise of vested options exercisable until January 16, 2024, at an exercise price of $7.80 per share. Includes 9,334 shares of common stock issuable upon exercise of vested options exercisable until February 1, 2026, at an exercise price of $5.30 per share. Does not include unvested options to 4,000 shares of common stock vesting on October 10, 2022 and exercisable at a price of $7.80 per share or unvested options to 10,666 shares of common stock vesting 2,667 shares on each of August 2, 2022, February 2, 2023, August 2, 2023 and February 2, 2024 and exercisable at a price of $5.30 per share.

(27)	Includes 125,000 shares of common stock acquirable upon exercise of warrants acquired in the December 2020 private placement which are registered for resale and qualified under this prospectus. Christopher Davis has voting or disposition power over these securities.

(28)	Includes 78,215 shares of common stock acquirable upon exercise of warrants acquired in the December 2020 private placement which are registered for resale and qualified under this prospectus. Morgan Frank has voting and disposition power over these securities.

(29)	Includes 937,500 shares of common stock acquirable upon exercise of warrants acquired in the December 2020 private placement which are registered for resale and qualified under this prospectus. James Besser is managing member of Manchester Explorer, L.P. and has voting or disposition power over these securities. Pursuant to a letter agreement by and between Assure Holdings Corp. and Manchester Explorer, L.P., the beneficial ownership of Manchester Explorer, L.P. and its affiliated persons may not exceed 9.99% for the purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended. Accordingly, stock purchase warrants may not be exercised by Manchester Explorer, L.P. if the beneficial ownership of Manchester Explorer, L.P. and its affiliated persons exceed 9.99%.

(30)	Includes 156,250 shares of common stock acquirable upon exercise of warrants acquired in the December 2020 private placement which are registered for resale and qualified under this prospectus. James Besser is managing member of JEB Partners, L.P. and has voting or disposition power over these securities.

(31)	Includes 78,125 shares of common stock acquirable upon exercise of warrants acquired in the December 2020 private placement which are registered for resale and qualified under this prospectus.

(32)	Includes 658,135 shares of common stock acquirable upon exercise of warrants acquired in the December 2020 private placement which are registered for resale and qualified under this prospectus. David Greenhouse is managing partner of Special Situations Fund III QP, L.P. and Austin Marxe, David Greenhouse and Adam Stettner share voting or disposition power over these securities. See also, notes (33), (34), and (35).

(33)	Includes 218,257 shares of common stock acquirable upon exercise of warrants acquired in the December 2020 private placement which are registered for resale and qualified under this prospectus. David Greenhouse is managing partner of Special Situations Cayman Fund, L.P. and Austin Marxe, David Greenhouse and Adam Stettner share voting or disposition power over these securities.

(34)	Includes 373,608 shares of common stock acquirable upon exercise of warrants acquired in the December 2020 private placement which are registered for resale and qualified under this prospectus. David Greenhouse is managing partner of Special Situations Life Sciences Fund, L.P. and Austin Marxe, David Greenhouse and Adam Stettner share voting or disposition power over these securities.

(35)	Includes 312,500 shares of common stock acquirable upon exercise of warrants acquired in the December 2020 private placement which are registered for resale and qualified under this prospectus. David Greenhouse is managing partner of Special Situations Private Equity Fund, L.P. and Austin Marxe, David Greenhouse and Adam Stettner share voting or disposition power over these securities.

(36)	David Greenhouse is managing partner of Special Situations Fund III QP, L.P., Special Situations Cayman Fund, L.P., Special Situations Life Sciences Fund, L.P. and Special Situations Private Equity Fund, L.P. (collectively, the “Holders”). Austin Marxe, David Greenhouse and Adam Stettner share voting or disposition power over securities owned the Holders. Pursuant to a letter agreement, the beneficial ownership of these Holders and their affiliated persons may not exercise voting power over Assure common stock in excess of 9.99% of the issued and outstanding shares, as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, subject to the TSXV accepting and clearing the holder’s personal information forms or waiver of the restrictions with 61 day notice. The Holders collectively beneficially own 1,562,500 shares of common stock, subject to the letter agreement.

(36)	Includes 31,250 shares of common stock acquirable upon exercise of warrants acquired in the December 2020 private placement which are registered for resale and qualified under this prospectus. Tom Juda is the trustee of the Juda Living Trust and has voting or disposition power over these securities.

(37)	Includes 20,000 shares of common stock and 20,000 shares of common stock acquirable upon exercise of warrants acquired in the December private placement which are registered for resale and qualified under this prospectus. The named individual has voting and disposition power of these securities.

(38)	Includes 7,887 shares of common stock and 16,416 shares of common stock acquirable upon exercise of warrants acquired in the December 2020 private placement. The named individual has voting and disposition power over these securities.

(39)	Shares to be sold acquired in the November 2021 private placement. Mr. Shuetz is a non-executive officer of the Company. He is resident in Denver, Colorado and exercises voting and dispositive power over the shares.

(40)	Shares to be sold acquired in the November 2021 private placement. The named individual exercises voting and dispositive power over the shares.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

Our authorized capital stock consists of 180,000,000 shares of common stock, par value $0.001 per share. As of May 2, 2021 there were 12,919,666 shares of our common stock outstanding.

Common Stock

We are authorized to issue up to a total of 180,000,000 shares of common stock, par value $0.001 per share. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock have no cumulative voting rights. Further, holders of our common stock have no preemptive or conversion rights or other subscription rights. Upon our liquidation, dissolution or winding-up, holders of our common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any of our outstanding shares of preferred stock. Holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our Board out of our assets which are legally available. Such dividends, if any, are payable in cash, in property or in shares of capital stock.

The holders of shares of our common stock entitled to cast at least a majority of the total votes entitled to be cast by the holders of all of our outstanding capital stock, present in person or by proxy, are necessary to constitute a quorum at any meeting. If a quorum is present, an action by stockholders entitled to vote on a matter is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action. The vote of a majority of our stock held by shareholders present in person or represented by proxy and entitled to vote at the Meeting will be sufficient to elect Directors or to approve a proposal.

Anti-Takeover Provisions of Nevada State Law

Certain anti-takeover provisions of Nevada law could have the effect of delaying or preventing a third party from acquiring us, even if the acquisition arguably could benefit our stockholders.

Nevada’s “combinations with interested stockholders” statutes, Nevada Revised Statues (“NRS”) 78.411 through 78.444, inclusive, prohibit specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination, or the transaction by which such person becomes an “interested stockholder”, in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Further, in the absence of prior approval certain restrictions may apply even after such two-year period. However, these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.” These statutes generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. We have made such an election in our original articles of incorporation.

Nevada’s “acquisition of controlling interest” statutes, NRS 78.378 through 78.379, inclusive, contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. Absent such provision in our bylaws, these laws would apply to us as of a particular date if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger at all times during the 90 days immediately preceding that date) and do business in the State of Nevada directly or through an affiliated corporation, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one fifth or more, but less than one third, (2) one third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply.

Nevada law also provides that directors may resist a change or potential change in control if the directors determine that the change is opposed to, or not in the best interests of, the corporation. The existence of the foregoing provisions and other potential anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our Company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

Anti-Takeover Effects of Our Articles of Incorporation and Bylaws

The following provisions of our articles of incorporation and bylaws could have the effect of delaying or discouraging another party from acquiring control of us and could encourage persons seeking to acquire control of us to first negotiate with our board of directors:

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	the right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, with our stockholders only allowed to fill such a vacancy if not filled by the board;

●	the ability of our board of directors to alter our bylaws without obtaining shareholder approval; and

●	the requirement that a special meeting of stockholders may be called only by either (i) the directors; (ii) the chairman of the board; or (iii) the chief executive officer.

Forum Selection and Jurisdiction

Our bylaws provides that unless we consent in writing to the selection of an alternative forum, the applicable court of competent jurisdiction shall be the state and federal courts located in Denver, Colorado (the “Colorado Court”),which Colorado Court shall, to the fullest extent permitted by law, be the sole and exclusive forum for actions or other proceedings relating to:

(i)	a derivative action;

(ii)	an application for an oppression remedy, including an application for leave to commence such a proceeding;

(iii)	an action asserting a claim of breach of the duty of care owed by us; any director, officer or other employee or any shareholder;

(iv)	an action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee or any shareholder;

(v)	an action or other proceeding asserting a claim or seeking a remedy pursuant to any provision of the Nevada Revised Statute or our articles or bylaws; and

(vi)	an action or other proceeding asserting a claim against us or any director or officer or other employee of the Corporation regarding a matter of the regulation of our business and affairs.

The choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes, which may discourage such lawsuits. We interpret the forum selection clauses in our bylaws to be limited to specified actions and not to apply to actions arising under the Exchange Act or the Securities Act. Section 27 of the Exchange Act provides that, United States federal courts shall have jurisdiction over all suits and any action brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and Section 22 of the Securities Act provides that, United States federal and state courts shall have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the U.S. Securities Act or the rules and regulations thereunder.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company of Canada.

Indemnification of Directors and Officers

The NRS empower us to indemnify our directors and officers against expenses relating to certain actions, suits or proceedings as provided for therein. In order for such indemnification to be available, the applicable director or officer must not have acted in a manner that constituted a breach of his or her fiduciary duties and involved intentional misconduct, fraud or a knowing violation of law, or must have acted in good faith and reasonably believed that his or her conduct was in, or not opposed to, our best interests. In the event of a criminal action, the applicable director or officer must not have had reasonable cause to believe his or her conduct was unlawful.

Pursuant to our articles, we may indemnify each of our present and future directors, officers, employees or agents who becomes a party or is threatened to be made a party to any suit or proceeding, whether pending, completed or merely threatened, and whether said suit or proceeding is civil, criminal, administrative, investigative, or otherwise, except an action by or in the right of the Company, by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including, but not limited to, attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, proceeding or settlement, provided such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The expenses of directors, officers, employees or agents of the Company incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Company as they are incurred and in advance of the final disposition of the action, suit, or proceeding, if and only if the director, officer, employee or agent undertakes to repay said expenses to the Company if it is ultimately determined by a court of competent jurisdiction, after exhaustion of all appeals therefrom, that he is not entitled to be indemnified by the corporation.

No indemnification shall be applied, and any advancement of expenses to or on behalf of any director, officer, employee or agent must be returned to the Company, if a final adjudication establishes that the person’s acts or omissions involved a breach of any fiduciary duties, where applicable, intentional misconduct, fraud or a knowing violation of the law which was material to the cause of action.

The NRS further provides that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. We have secured a directors’ and officers’ liability insurance policy. We expect that we will continue to maintain such a policy.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities under the Securities Act may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that is it is the opinion of the SEC that such indemnification is against public policy as expressed in such Securities Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock previously issued and the shares of common stock issuable upon exercise of the warrants, or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling stockholders may sell their shares of our common stock pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until such time as the shares offered by the selling stockholders have been effectively registered under the Securities Act and disposed of in accordance with such registration statement, the shares offered by the selling stockholders have been disposed of pursuant to Rule 144 under the Securities Act or the shares offered by the selling stockholders may be resold pursuant to Rule 144 without restriction or limitation (including without the requirement to be in compliance with Rule 144(c)(1)) or another similar exemption under the Securities Act.

LEGAL MATTERS

The validity of the common stock being offered by this prospectus has been passed upon for us by Dorsey & Whitney LLP.

EXPERTS

The audited consolidated financial statements of Assure Holdings Corp. and its subsidiaries, as of and for the years ended December 31, 2021 and 2020 included in this prospectus have been so included in reliance upon the report of Baker Tilly US LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with the SEC.  This means that we can disclose important information to you by referring you to those documents. Any information we reference in this manner is considered part of this prospectus.  Information we file with the SEC after the date of this prospectus will automatically update and, to the extent inconsistent, supersede the information contained in this prospectus.

The following documents have been filed by us with the SEC, are specifically incorporated by reference into, and form an integral part of, this prospectus.

(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which report contains our audited consolidated financial statements and the notes thereto as of December 31, 2021 and 2020 and for the fiscal years ended December 31, 2021 and 2020, together with the auditors’ report thereon and the related management’s discussion and analysis of financial condition and results of operations for the fiscal years ended December 31, 2021 and 2020, as filed with the SEC on March 14, 2022;

(b)	our Current Report on Form 8-K as filed with the SEC on April 20, 2022;

(c)	the description of the common stock contained in the registration statement on Form 8-A of the Company filed with the SEC on September 7, 2021, including any amendment or report filed for purposes of updating such description; and

(d)	all other documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding, unless otherwise provided therein or herein, information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K), after the date of this prospectus but before the end of the offering of the securities made by this prospectus.

We also hereby specifically incorporate by reference all filings by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the filing of the initial registration statement on Form S-3 to which this prospectus relates and prior to effectiveness of such registration statement.

You may obtain copies of any of these documents by contacting us at the address and telephone number indicated below or by contacting the SEC as described below. You may request a copy of these documents, and any exhibits that have specifically been incorporated by reference as an exhibit in this prospectus, at no cost, by writing or telephoning to:

ASSURE HOLDINGS CORP.

7887 East Belleview Avenue, Suite 500

Greenwood Village, Colorado 80111

Attention: Corporate Secretary

Telephone: (720) 287-3093

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information respecting our company and the shares offered by this prospectus, you should refer to the registration statement, including the exhibits and schedules thereto.

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can be accessed free of charge through the Internet. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. You may access the registration statement, of which this prospectus is a part, and the documents incorporated by reference herein, at the SEC’s Internet site. You may also access these documents at the Company’s website at www.assureneuromonitoring.com.

For further information about Assure, please visit our main corporate website located at www.assureneuromonitoring.com, or our Assure’s profile on www.sedar.com (“SEDAR”) or www.sec.gov. Information contained on these websites is not a part of this prospectus.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this prospectus is correct as of its date. It may not continue to be correct after this date.

PROSPECTUS

ASSURE HOLDINGS CORP.

Common Stock

May   , 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14- OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Amount
Securities and Exchange Commission Registration Fee	$4,255
Legal Fees and Expenses	$100,000
Accounting Fees and Expenses	$40,000
Printing and Engraving Expenses	$0
Miscellaneous Expenses	$20,000
Total	$164,255

ITEM 15- INDEMNIFICATION OF DIRECTORS AND OFFICERS

The NRS empower us to indemnify our directors and officers against expenses relating to certain actions, suits or proceedings as provided for therein. In order for such indemnification to be available, the applicable director or officer must not have acted in a manner that constituted a breach of his or her fiduciary duties and involved intentional misconduct, fraud or a knowing violation of law, or must have acted in good faith and reasonably believed that his or her conduct was in, or not opposed to, our best interests. In the event of a criminal action, the applicable director or officer must not have had reasonable cause to believe his or her conduct was unlawful.

Pursuant to our articles, we may indemnify each of our present and future directors, officers, employees or agents who becomes a party or is threatened to be made a party to any suit or proceeding, whether pending, completed or merely threatened, and whether said suit or proceeding is civil, criminal, administrative, investigative, or otherwise, except an action by or in the right of the Company, by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including, but not limited to, attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, proceeding or settlement, provided such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The expenses of directors, officers, employees or agents of the Company incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Company as they are incurred and in advance of the final disposition of the action, suit, or proceeding, if and only if the director, officer, employee or agent undertakes to repay said expenses to the Company if it is ultimately determined by a court of competent jurisdiction, after exhaustion of all appeals therefrom, that he is not entitled to be indemnified by the corporation.

No indemnification shall be applied, and any advancement of expenses to or on behalf of any director, officer, employee or agent must be returned to the Company, if a final adjudication establishes that the person’s acts or omissions involved a breach of any fiduciary duties, where applicable, intentional misconduct, fraud or a knowing violation of the law which was material to the cause of action.

The NRS further provides that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. We have secured a directors’ and officers’ liability insurance policy. We expect that we will continue to maintain such a policy.

ITEM 16- EXHIBITS

(a) Exhibits.

See the Exhibit Index.

(b) Financial Statement Schedules.

None.

(c) Reports, Opinions and Appraisals.

None.

ITEM 17- UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statements or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form S-3 and has authorized this registration statement to be signed on its behalf by the undersigned, in the city of Denver, Colorado on May 6, 2022.

ASSURE HOLDINGS CORP.

By:	/s/ John Farlinger
Name: John Farlinger
Title: Executive Chairperson and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Farlinger	Executive Chairperson and	May 6, 2022
John Farlinger	Chief Executive Officer (Principal Executive Officer)

/s/ John Price	Chief Financial Officer and	May 6, 2022
John Price	Principal Accounting Officer (Principal Financial and Accounting Officer)

/s/ Preston Parsons*	Director and Founder	May 6, 2022
Preston Parsons

/s/ Martin Burian*	Director	May 6, 2022
Martin Burian

/s/ Christopher Rumana*	Director	May 6, 2022
Christopher Rumana

/s/ Steven Summer*	Director	May 6, 2022
Steven Summer

/s/ John Flood*	Director	May 6, 2022
John Flood

* By:	/s/ John Farlinger
John Farlinger
	Attorney-in-Fact	Date: May 6, 2022

EXHIBIT INDEX

Exhibit Number	Description
3.1	Articles of Incorporation of Montreux Capital Corp. dated May 15, 2017 (incorporated by reference to Exhibit 3.1 to the Company’s Form S-1 filed with the SEC on December 30, 2020)

3.2	Articles of Domestication (from British Columbia to State of Nevada) dated May 15, 2017 (incorporated by reference to Exhibit 3.2 to the Company’s Form S-1 filed with the SEC on December 30, 2020)

3.3	Certificate of Amendment to Articles of Incorporation (Name Change) of Montreux Capital Corp. dated May 17, 2017 (incorporated by reference to Exhibit 3.3 to the Company’s Form S-1 filed with the SEC on December 30, 2020)

3.4	Bylaws of Assure Holdings Corp. (incorporated by reference to Exhibit 3.4 to the Company’s Form S-1 filed with the SEC on December 30, 2020)

3.5	Certificate of Change (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed with the SEC on September 3, 2021)

3.6	Amendment No.1 to the Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K filed with the SEC on September 3, 2021)

3.7	Amendment No. 2 to the Bylaws (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed with the SEC on November 9, 2021)

3.8	Amended and Restated Bylaws of Assure Holdings Corp. (incorporated by reference to Exhibit 3.8 to the Company’s 10-Q filed with the SEC on November 15, 2021)

3.9	Amended Articles of Incorporation of Assure Holdings Corp. (incorporated by reference to Exhibit 3.9 to the Company’s 10-Q filed with the SEC on November 15, 2021)

5.1	Opinion of Dorsey & Whitney LLP (incorporated by reference to Exhibit 5.1 to the Company’s Form S-1 filed with the SEC on December 30, 2020)

5.2	Opinion of Dorsey & Whitney LLP (incorporated by reference to Exhibit 5.1 to the Company’s Form S-1 filed with the SEC on December 30, 2021)

23.1	Consent of Dorsey & Whitney LLP (included in Exhibits 5.1 and 5.2)

23.2 *	Consent of Baker Tilly US, LLP

24.1	Power of Attorney (incorporated by reference to the signature page to the Company’s registration statement Form S-1 filed on December 30, 2021)

107 *	Filing Fees Table

*	Filed herewith.